EXHIBIT 99.1

FuelCell Energy Reports Financial Results for Third Quarter of Fiscal 2018 and Business Update

•	Record backlog and project awards.
•	Sale of Trinity College project.
•	Production rate increase supports growth plan for 2019.

DANBURY, CT – September 6, 2018 -- FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in delivering clean, innovative and affordable fuel cell solutions for the supply, recovery and storage of energy, today reported financial results for the three and nine-month periods ended July 31, 2018 and key business highlights.

Financial Results

FuelCell Energy, Inc. (the Company) reported total revenues for the third quarter of fiscal 2018 of $12.1 million, compared to $10.4 million for the third quarter of fiscal 2017, including:

•	Product sales totaled $1.3 million for the third quarter of fiscal 2018, compared to $0.6 million for the third quarter of fiscal 2017.
•

Service and license revenue totaled $5.5 million for the third quarter of fiscal 2018, compared to $4.8 million for the third quarter of fiscal 2017.  The difference between the periods is primarily due to higher revenue from module replacements in the third quarter of fiscal 2018.

•	Generation revenue totaled $1.7 million for the third quarter of fiscal 2018, unchanged when compared to the third quarter of fiscal 2017.
•

Advanced Technologies contract revenue totaled $3.5 million for the third quarter of fiscal 2018, compared to $3.2 million for the third quarter of fiscal 2017.  Revenue was higher for the third quarter of fiscal 2018 primarily due to the timing of project activity under existing contracts.

The gross loss generated in the third quarter of fiscal 2018 totaled $2.1 million and the gross margin was (17.0) percent, compared to a gross loss of $2.6 million generated in the third quarter of fiscal 2017 and a gross margin of (25.4) percent. Both periods were impacted by the under-absorption of fixed overhead costs due to low production volumes.  Manufacturing variances, primarily related to low production volumes, totaled approximately $3.0 million for the three months ended July 31, 2018, compared to approximately $3.4 million for the three months ended July 31, 2017. For the three months ended July 31, 2018, the Company operated at an annualized production rate of approximately 25 megawatts (“MW”), compared to the rate of 13 MW in the three months ended July 31, 2017.  Service margins in the third quarter of fiscal 2018 were impacted by $1.2 million of costs related to the termination of a legacy sub MW service agreement in the quarter.  The Company announced on July 18, 2018 its decision to increase its annualized production rate, with the goal of reaching an annualized run-rate of 55 MW by April 2019.

Operating expenses for the third quarter of fiscal 2018 totaled $12.4 million, compared to $11.7 million for the third quarter of fiscal 2017.  This increase is related to the timing of professional related expenditures due to business activities in the third quarter of fiscal 2018 and expenses related to increased development efforts with respect to new products.

Net loss attributable to common stockholders for the third quarter of fiscal 2018 totaled $17.6 million, or $0.20 per basic and diluted share, compared to $17.8 million, or $0.31 per basic and diluted share, for the third quarter of fiscal 2017. Net loss attributable to common stockholders in the third quarter of fiscal

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2018 includes a deemed dividend totaling $0.9 million on the Company’s Series C Convertible Preferred Stock. Installment conversions in which the conversion price was below the fixed initial conversion price of $1.84 per share resulted in a variable number of shares being issued to settle the installment amount and were treated as a partial redemption of the shares of Series C Convertible Preferred Stock.

Adjusted loss before interest, taxes, depreciation and amortization (Adjusted EBITDA, a Non-GAAP measure) in the third quarter of fiscal 2018 totaled ($11.3) million, compared to ($10.9) million in the third quarter of fiscal 2017. Refer to the discussion of Non-GAAP financial measures below regarding the Company’s calculation of Adjusted EBITDA.

Backlog and Project Awards

The Company had a contract backlog totaling approximately $793.2 million as of July 31, 2018. The Company also had project awards totaling an additional $1.1 billion, resulting in total backlog and awards of $1.9 billion, as of July 31, 2018.

Subsequent to the end of the third quarter of fiscal 2018, on August 28, 2018, the Company sold a project asset (Trinity College 1.4 MW) which had been previously classified as generation backlog to AEP OnSite Partners, LLC and American Electric Power Company, Inc. (together, “AEP OnSite Partners”).  As a result of this sale, this project was removed from generation backlog and classified as product backlog and services backlog. The product backlog will be recognized as revenue in the fourth quarter of fiscal 2018. The services backlog will be recognized as recurring revenue over the term of the Company’s service agreement with AEP OnSite Partners, which is fifteen years. Backlog by revenue category is as follows:

•

Services backlog totaled $317.8 million as of July 31, 2018, compared to $184.3 million as of July 31, 2017. Services backlog includes future contracted revenue from routine maintenance and scheduled module exchanges for power plants under service agreements. During the three and nine months ended July 31, 2018, a service agreement was added related to the Korean Southern Power Co., Ltd. 20 MW project in South Korea and the Trinity College 1.4 MW project now owned by AEP OnSite Partners.

•

Generation backlog totaled $430.0 million as of July 31, 2018, compared to $202.3 million as of July 31, 2017. Generation backlog represents future contracted energy sales under contracted power purchase agreements between the Company and the end-user of the power.

•

Product sales backlog totaled $9.5 million as of July 31, 2018, compared to $1.7 million as of July 31, 2017. Product sales backlog primarily consists of remaining scope of work on the Trinity College project that was sold to AEP OnSite Partners in August 2018.

•	Advanced Technologies contracts backlog totaled $35.8 million as of July 31, 2018, compared to $48.8 million as of July 31, 2017.

Backlog represents definitive agreements executed by the Company and our customers. Projects with respect to which the Company intends to retain ownership are included in generation backlog which represents future revenue under long-term power purchase agreements. Projects sold to customers (and not retained by the Company) are included in product sales and service backlog. Project awards referenced by the Company are notifications that the Company has been selected, typically through a competitive bidding process, to enter into definitive agreements. These awards have been publicly disclosed.  The Company is working to enter into definitive agreements with respect to these project awards and, upon execution of a definitive agreement with respect to a project award, that project award

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will become backlog. Project awards that were not included in backlog as of July 31, 2018 include the 39.8 MW Long Island Power Authority (“LIPA”) project awards and the 22.2 MW Connecticut RFP project awards (which, upon execution of a definitive agreement, are expected to become generation backlog). These awards in total represent approximately $1.1 billion of future revenue potential over the life of the projects, assuming the Company retains ownership of the LIPA and Connecticut projects.

Cash, restricted cash and borrowing ability

Cash, cash equivalents, restricted cash and borrowing availability under the revolving project financing facility with NRG Energy, Inc. totaled $127.3 million as of July 31, 2018, including:

•	Total cash of $87.3 million, including $48.7 million of unrestricted cash and cash equivalents and $38.6 million of restricted cash and cash equivalents; and
•	$40.0 million of borrowing availability under the NRG Energy revolving project financing facility.

Subsequent to the end of the third quarter of fiscal 2018, the Company raised net proceeds of approximately $25.4 million from the issuance and sale of its Series D Convertible Preferred Stock.  The Company expects to use these proceeds for working capital, project financing and general corporate purposes.

Project Assets

Long term project assets consist of projects developed by the Company that are structured with power purchase agreements (PPAs), which generate recurring monthly generation revenue and cash flow, as well as projects the Company is developing and expects to retain and operate.  The value of long term project assets totaled $89.7 million as of July 31, 2018, with such project assets consisting of five projects totaling 11.2 MW plus costs incurred to date for an additional 84.5 MW of previously announced projects that are in various stages of construction. These projects have commercial operation dates (COD) between the fourth quarter of fiscal 2018 and second quarter of fiscal 2021.

As a result of the sale of the Trinity College project asset, this project was removed from long term project assets and recognized as cost of product sales in the fourth quarter of fiscal 2018.

Business Highlights and Recent Developments

•	Entered into a 20 year service agreement for the recently completed 20 MW Korean utility project owned by Korea Southern Power Company (“KOSPO”).
•	Sold 1.4 MW Trinity College project to AEP OnSite Partners following the end of the third quarter of fiscal 2018.
•	Awarded projects in Derby, CT and Hartford, CT totaling 22.2 MW that were submitted under an RFP issued by the Connecticut Department of Energy and Environmental Protection (“DEEP”).
•	Announced on July 18, 2018 that it will begin the process of increasing the annualized production rate with the goal of reaching an annualized run-rate of 55 MW by April 2019.
•	Continue to execute on 83.1 MW of projects in the generation portfolio.

“We made progress this quarter in the execution of our strategy in a number of key areas,” said Chip Bottone, President and Chief Executive Officer, FuelCell Energy. “Commercially, we were awarded projects from Connecticut DEEP that added another 22.2 MWs to our growing backlog. Additionally, we formalized our service agreement with KOSPO in South Korea. This long-term service agreement on the recently completed 20 MW Korean utility plant will provide another source of recurring revenue and profitability that is core to our strategy. Operationally, we chose to begin the process of increasing

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production, as we now have substantially improved visibility of our ongoing volume demand. Each of these accomplishments are examples that help illustrate the accelerating momentum we see at FuelCell Energy.”

Conference Call Information

FuelCell Energy management will host a conference call with investors beginning at 10:00 a.m. Eastern Time on Thursday, September 6, 2018 to discuss the third quarter results for fiscal 2018. Participants can access the live call via webcast on the Company website or by telephone as follows:

•

The live webcast of this call and supporting slide presentation will be available at www.fuelcellenergy.com.  To listen to the call, select “Investors” on the home page, proceed to the “Events & Presentations” page and then click on the “Webcast” link listed under the September 6th earnings call event, or click here.

•	Alternatively, participants can dial 647-689-4106 and state FuelCell Energy or the conference ID number 2084517.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at www.fuelcellenergy.com approximately two hours after the conclusion of the call.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) delivers efficient, affordable and clean solutions for the supply, recovery and storage of energy.  We design, manufacture, undertake project development of, install, operate and maintain megawatt-scale fuel cell systems, serving utilities and industrial and large municipal power users with solutions that include both utility-scale and on-site power generation, carbon capture, local hydrogen production for transportation and industry, and long duration energy storage.  With SureSource™ installations on three continents and millions of megawatt hours of ultra-clean power produced, FuelCell Energy is a global leader in designing, manufacturing, installing, operating and maintaining environmentally responsible fuel cell power solutions.  Visit us online at www.fuelcellenergy.com and follow us on Twitter @FuelCell_Energy.

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SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:	FuelCell Energy, Inc. ir@fce.com 203.205.2491 Source: FuelCell Energy

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FuelCell Energy Third Quarter Fiscal 2018 Results	Page 6

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	July 31, 2018	October 31, 2017
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$48,663	$49,294
Restricted cash and cash equivalents – short-term	5,303	4,628
Accounts receivable, net	39,430	68,521
Inventories	60,114	74,496
Other current assets	9,041	6,571
Total current assets	162,551	203,510

Restricted cash and cash equivalents – long-term	33,289	33,526
Project assets	89,694	73,001
Property, plant and equipment, net	46,176	43,565
Goodwill	4,075	4,075
Intangible assets	9,592	9,592
Other assets	12,819	16,517
Total assets	$358,196	$383,786

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$14,494	$28,281
Accounts payable	44,133	42,616
Accrued liabilities	14,454	18,381
Deferred revenue	9,703	7,964
Preferred stock obligation of subsidiary	825	836
Total current liabilities	83,609	98,078

Long-term deferred revenue	17,317	18,915
Long-term preferred stock obligation of subsidiary	14,909	14,221
Long-term debt and other liabilities	77,279	63,759
Total liabilities	193,114	194,973
Redeemable Series B preferred stock (liquidation preference of $64,020 at July 31, 2018 and October 31, 2017)	59,857	59,857
Redeemable Series C preferred stock (liquidation preference of $11,681 and $33,300 as of July 31, 2018 and October 31, 2017, respectively)	9,717	27,700
Total Equity:
Stockholders’ equity Common stock ($0.0001 par value; 225,000,000 and 125,000,000 shares authorized at July 31, 2018 and October 31, 2017, respectively; 92,280,169 and 69,492,816 shares issued and outstanding at July 31, 2018 and October 31, 2017, respectively)	9	7
Additional paid-in capital	1,072,726	1,045,197
Accumulated deficit	(976,771)	(943,533)
Accumulated other comprehensive loss	(456)	(415)
Treasury stock, Common, at cost (182,962 and 88,861 at July 31, 2018 and October 31, 2017, respectively)	(447)	(280)
Deferred compensation	447	280
Total stockholders’ equity	95,508	101,256
Total liabilities and stockholders’ equity	$358,196	$383,786

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FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended July 31,
	2018	2017
Revenues:
Product	$1,328	$611
Service and license	5,549	4,809
Generation	1,695	1,690
Advanced Technologies	3,538	3,248
Total revenues	12,110	10,358

Costs of revenues:
Product	4,099	4,266
Service and license	5,997	4,453
Generation	1,375	1,500
Advanced Technologies	2,695	2,765
Total cost of revenues	14,166	12,984

Gross loss	(2,056)	(2,626)

Operating expenses:
Administrative and selling expenses	6,100	6,310
Research and development expense	6,318	5,394
Total costs and expenses	12,418	11,704

Loss from operations	(14,474)	(14,330)

Interest expense	(2,434)	(2,279)
Other income (expense), net	1,042	(393)

Loss before (provision) benefit for income taxes	(15,866)	(17,002)

(Provision) benefit for income taxes	(15)	1

Net loss	(15,881)	(17,001)

Series C preferred stock deemed dividend	(939)	---
Series B preferred stock dividends	(800)	(800)

Net loss attributable to common stockholders	$(17,620)	$(17,801)

Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.20)	$(0.31)
Basic and diluted weighted average shares outstanding	86,297,481	57,420,050

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FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Nine Months Ended July 31,
	2018	2017
Revenues:
Product	$43,058	$3,155
Service and license	12,859	24,337
Generation	5,329	5,409
Advanced Technologies	10,307	14,876
Total revenues	71,553	47,777

Costs of revenues:
Product	44,183	11,525
Service and license	11,934	22,878
Generation	5,020	3,909
Advanced Technologies	8,466	9,895
Total cost of revenues	69,603	48,207

Gross profit (loss)	1,950	(430)

Operating expenses:
Administrative and selling expenses	19,327	18,797
Research and development expense	15,385	16,172
Restructuring expense	-	1,355
Total costs and expenses	34,712	36,324

Loss from operations	(32,762)	(36,754)

Interest expense	(6,634)	(6,856)
Other income (expense), net	3,138	(270)

Loss before benefit (provision) for income taxes	(36,258)	(43,880)

Benefit (provision) for income taxes	3,020	(44)

Net loss	(33,238)	(43,924)

Series C preferred stock deemed dividend	(8,601)	---
Series B preferred stock dividends	(2,400)	(2,400)

Net loss attributable to common stockholders	$(44,239)	$(46,324)

Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.56)	$(1.01)
Basic and diluted weighted average shares outstanding	79,292,240	45,903,033

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Non-GAAP Financial Measures

Financial Results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”).  Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA are alternate, non-GAAP measures of cash utilization by the Company.

These supplemental non-GAAP measures are provided to assist readers in determining operating performance. Management believes EBITDA and Adjusted EBITDA are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of FuelCell Energy with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to FuelCell Energy, Inc., primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation and restructuring charges, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended July 31,		Nine Months Ended July 31,
(Amounts in thousands)	2018	2017	2018	2017
Net loss	$(15,881)	$(17,001)	$(33,238)	$(43,924)
Depreciation	2,223	2,206	6,525	6,502
(Benefit)/Provision for income taxes	15	(1)	(3,020)	44
Other (income) expense, net(1)	(1,042)	393	(3,138)	270
Interest expense	2,434	2,279	6,634	6,856
EBITDA	$(12,251)	$(12,124)	$(26,237)	$(30,252)
Stock-based compensation expense	931	1,206	2,309	3,432
Restructuring expense	-	-	-	1,355
Adjusted EBITDA	$(11,320)	$(10,918)	$(23,928)	$(25,465)

(1)

Other (income) expense, net includes gains and losses from transactions denominated in foreign currencies, changes in fair value of embedded derivatives, and other items incurred periodically, which are not the result of the Company’s normal business operations.